Exhibit 99.1

UCP REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS

- Homebuilding Revenue Increased 114% to $155.4 Million in Full Year 2014 -
- New Home Deliveries More than Doubled to 432 in Full Year 2014 -
- Increased Owned and Controlled Lots to 6,368 as of the End of 2014 -

San Jose, Calif.--(BUSINESS WIRE)--March 16, 2015. UCP, Inc. (NYSE: UCP) today announced its results of operations for the year and three months ended December 31, 2014.

Fourth Quarter 2014 Highlights Compared to Fourth Quarter 2013

•	Total consolidated revenue grew 56.2% to $46.2 million

•	Revenue from homebuilding operations increased 73.2% to $44.9 million

•	New homes deliveries grew 101.5% to 131 units

•	Net new home orders improved 285.0% to 154 units

•	Unit backlog increased 160.0% to 91 units

•	Consolidated gross margin of 15.6%, compared to 20.0%

•	Consolidated net loss of $4.2 million

Full Year 2014 Highlights Compared to Full Year 2013

•	Total consolidated revenue grew 106.2% to $191.2 million

•	Revenue from homebuilding operations grew 114.3% to $155.4 million

•	New home deliveries improved 120.4% to 432 units

•	New home orders improved 130.7% to 473 units

•	Selling, general and administrative (SG&A) expense as a percentage of total revenue improved 660 basis points to 21.5%, compared to 28.1%

•	Consolidated gross margin of 17.4%, compared to 23.1%

•	Lots owned and controlled increased to 6,368

“During 2014 we significantly expanded our homebuilding operations which resulted in higher revenues and deliveries throughout the year,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “The ongoing integration of our Southeast operations meaningfully contributed to our growth which offset the more moderate performance in our West coast operations, largely due to a relatively tepid market environment. As we move into 2015, our primary focus will be on improving our profitability as we look to meet our growth objectives. We have put initiatives in place that should lead to stabilization of our gross margin and further leverage our SG&A as we progress through the year in our efforts to generate value for shareholders.”

Fourth Quarter 2014 Operating Results

Total consolidated revenues including homebuilding, land development and other revenues, for the fourth quarter 2014 increased 56.2% to $46.2 million, compared to $29.6 million in the prior year period, largely attributable to a higher number of homes delivered.

Revenue from homebuilding operations in the fourth quarter 2014 increased 73.2% to $44.9 million, compared to $25.9 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 131 during the fourth quarter, compared to 65 homes during the prior year period. The primary driver of growth in deliveries was an increase in the number of average selling communities to 20 in the fourth quarter, compared to an average of nine selling communities in the prior year period. The average selling price for home sales was approximately $343,000 during the fourth quarter of 2014, compared to approximately $398,000 during the prior year period. The decrease in average selling price was primarily a result of geographic mix.

Consolidated gross margin in the fourth quarter 2014 was 15.6%, compared to 20.0% in the prior year period. Homebuilding gross margin during the fourth quarter was 15.6%, compared to 18.9% in the prior year period, due to a shift in product and regional mix of the homes sold.

Sales and marketing expense for the fourth quarter 2014 was $3.9 million, compared to $1.9 million in the same prior year period; due to the significant increase in homes delivered and the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expense increased to 8.5% in the fourth quarter, compared to 6.4% in the prior year period, primarily as a result of higher marketing costs associated with new communities.

General and administrative expense for the current quarter was $7.5 million, compared to $6.1 million in prior year period. As a percentage of total revenue, general and administrative expense improved to 16.2% for the fourth quarter, compared to 20.5% for the prior year period, as a result of higher total revenue and favorable operating leverage on the Company’s fixed cost base which more than offset increased headcount and personnel costs to support higher sales.

The consolidated net loss for the fourth quarter of 2014 was $4.2 million, compared to a net loss of $2.0 million, in the prior year period, primarily due to a lower consolidated gross margin.

Net new home orders in the quarter increased 285% to154 from 40 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 91, compared to 35 at the end of prior year period and backlog on a dollar basis increased to $32.5 million, compared to $17.1 million at the end of prior year period.

Total lots owned and controlled increased to 6,368 at December 31, 2014, compared to 5,380 at December 31, 2013. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Full Year 2014 Operating Results

Total consolidated revenue for the year ended December 31, 2014 increased by $98.5 million or 106.2%, to $191.2 million, compared to $92.7 million for the year ended December 31, 2013. Revenue growth was primarily the result of an increase in the number of homes delivered.

Revenue from homebuilding operations in 2014 rose by $82.9 million or 114.3%, to $155.4 million, compared to $72.5 million in 2013. The improvement was primarily the result of an increase in the number of homes delivered to 432 during 2014, compared to 196 homes during 2013 partially offset by the decrease in the average selling price of homes to approximately $360,000 during 2014, compared to approximately $370,000 during 2013.

Revenue from land sales in 2014 increased by $12.3 million, or 60.8%, to $32.5 million, compared to $20.2 million in 2013.

Consolidated gross margins in 2014 were 17.4%, compared to 23.1% in 2013. Homebuilding gross margins 2014 were 16.6%, compared to 20.7% in 2013, due to an increase in the cost of sales, primarily attributable to a higher cost basis in the homes sold. Land development gross margins were 21.7% in 2014, compared to 31.6% in 2013, due to a difference in regional mix of lots sold.

Sales and marketing expense for 2014 was $13.7 million, compared to $6.6 million in 2013, primarily due to the significant increase in the number of selling communities and homes delivered during the year. As a percentage of total revenue, sales and marketing expense was constant at 7.2% for both years as a result of higher revenues in 2014 period relative to increase in sales and marketing costs.

General and administrative expense in 2014 was $27.4 million, compared to $19.4 million in 2013. The increase of $8.0 million was largely a result of increased payroll costs associated with a higher headcount and an increase of $1.4 million in stock-based compensation expense. As a percentage of total revenue, general and administrative expense was 14.3% in 2014, compared to 20.9% in 2013.

The consolidated net loss for 2014 was $7.7 million, compared to a consolidated net loss of $4.3 million in 2013.

Net new home orders for 2014 increased to 473 from 205 in 2013, primarily as the result of an increase in average active selling communities to 16 from seven in the prior year.

Financing Activity

In October 2014, the Company completed a private offering of $75.0 million in aggregate principal amount of 8.5% Senior Notes due 2017. The net proceeds from the offering were approximately $72.5 million, which is available to the Company for the construction of homes, acquisition of entitled land, development of lots and other general corporate purposes.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, March 16, 2015, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Fourth Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through April 16, 2015, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13602638. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

UCP, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$42,033	$87,503
Restricted cash	250	—
Real estate inventories	321,693	176,848
Fixed assets, net	1,571	1,028
Intangible assets, net	586	—
Goodwill	4,223	—
Receivables	1,291	785
Other assets	5,804	1,156
Total assets	$377,451	$267,320

Liabilities and equity
Accounts payable and accrued liabilities	$30,733	$18,654
Notes payable	60,901	30,950
Senior notes, net	74,550	—
Total liabilities	166,184	49,604

Commitments and contingencies (Note 14)

Shareholders’ Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at December 31, 2014; no shares issued and outstanding at December 31, 2013	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,922,216 issued and outstanding at December 31, 2014; 7,750,000 issued and outstanding at December 31, 2013	79	78
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at December 31, 2014; 100 issued and outstanding at December 31, 2013	—	—
Additional paid-in capital	94,110	93,117
Accumulated deficit	(6,934)	(1,941)
Total UCP, Inc. stockholders’ equity	87,255	91,254
Noncontrolling interest	124,012	126,462
Total stockholders’ equity	211,267	217,716
Total liabilities and equity	$377,451	$267,320

UCP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS

(In thousands, except shares and per share data)

	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
REVENUE:
Homebuilding	$155,417	$72,511	$14,060
Land development	32,513	20,215	44,066
Other revenue	3,253	—	—
Total revenue:	191,183	92,726	58,126

COSTS AND EXPENSES:
Cost of sales - homebuilding	129,577	57,500	9,832
Cost of sales - land development	25,466	13,820	32,876
Cost of sales - other revenue	2,828	—	—
Sales and Marketing	13,748	6,647	2,875
General and Administrative	27,406	19,368	10,103
Total costs and expenses	199,025	97,335	55,686
(Loss) income from operations	(7,842)	(4,609)	2,440
Other Income, net	121	322	578
Net (loss) income before income taxes	(7,721)	(4,287)	3,018
Provision for income taxes	—	—	—
Net (loss) income	$(7,721)	$(4,287)	$3,018
Net (loss) income attributable to noncontrolling interest	$(2,728)	$(2,346)	$3,018
Net (loss) income attributable to shareholders of UCP, Inc.	(4,993)	(1,941)	—
Other comprehensive (loss) income, net of tax	—	—	—
Comprehensive (loss) income	$(7,721)	$(4,287)	$3,018
Comprehensive (loss) income attributable to noncontrolling interest	$(2,728)	$(2,346)	$3,018
Comprehensive loss attributable to shareholders of UCP, Inc.	$(4,993)	$(1,941)	$—

	December 31, 2014	IPO to December 31, 2013	December 31, 2012
Weighted average common shares:
Basic and diluted shares outstanding	7,870,269	7,750,000

Basic and diluted loss per share	$(0.63)	$(0.25)

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2014	2013	2012
Operating activities:
Net (loss) income	$(7,721)	$(4,287)	$3,018
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock-based compensation	3,565	2,165	—
Abandonment charges	173	309	665
Depreciation and amortization	599	271	147
Fair value adjustment of contingent consideration	(377)	—	—
Changes in operating assets and liabilities:
Real estate inventories	(131,045)	(45,137)	735
Receivables	(444)	(542)	641
Other assets	(2,293)	(236)	29
Accounts payable and accrued liabilities	7,045	12,547	3,562
Net cash (used in) provided by operating activities	(130,498)	(34,910)	8,797
Investing activities
Purchases of fixed assets	(1,004)	(619)	(712)
Citizens acquisition	(14,006)	—	—
Restricted cash	(250)	—	—
Net cash used in investing activities	(15,260)	(619)	(712)
Financing activities
Cash contributions from member	—	37,512	41,005
Cash distributions to member	—	(25,443)	(34,700)
Distribution - Noncontrolling Interest	(674)	—	—
Proceeds from notes payable	78,313	33,637	7,392
Proceeds from senior notes, net of discount	74,550	—	—
Repayment of notes payable	(48,362)	(38,452)	(13,734)
Proceeds from IPO (net of offering costs)	—	105,454	—
Debt issuance costs	(1,920)	—	—
Repurchase of Class A common stock for settlement of employee withholding taxes	(1,619)	—	—
Net cash provided by (used in) by financing activities	100,288	112,708	(37)
Net (decrease) increase in cash and cash equivalents	(45,470)	77,179	8,048
Cash and cash equivalents – beginning of period	87,503	10,324	2,276
Cash and cash equivalents – end of period	$42,033	$87,503	$10,324

Supplemental disclosure of noncash transactions
Debt incurred to acquire real estate inventories	$—	$6,653	$5,420
Accrued debt issuance costs	$473	$—	$—
Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$141	$—	$—
Fair value of assets acquired from the acquisition of business	$19,418	$—	$—
Cash paid for the acquisition of business	$(14,006)	$—	$—
Contingent consideration and liabilities assumed from the acquisition of business	$5,412	$—	$—
Issuance of Class A common stock for vested restricted stock units	$3,999	$—	$—

UCP, INC.
QUARTERLY FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 31, 2014	December 31, 2013
Homebuilding revenue	$44,875	$25,902
Land development revenue	—	3,680
Other revenue	1,335	—
Total revenue	46,210	29,582
Gross margin – homebuilding	7,019	4,902
Gross margin – land development	—	1,009
Gross margin- other revenue	188	—
Gross margin	7,207	5,911

Sales and marketing expenses	3,941	1,900
General and administrative expenses	7,489	6,059
Total expenses	11,430	7,959
Other income	18	4
Net loss	$(4,205)	$(2,044)
Net loss attributable to stockholders of UCP, Inc.	$(2,010)	$(1,926)
Net loss per common share:
Basic and diluted	$(0.25)	$(0.25)

Reconciliation of GAAP and Non-GAAP Measures Appendix A

(A) Gross Margin and Adjusted Gross Margin

	Year ended December 31.
	2014	%	2013	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$191,183	100.0%	$92,726	100.0%
Cost of sales	157,871	82.6%	71,320	76.9%
Gross margin	33,312	17.4%	21,406	23.1%
Add: interest in cost of sales	2,792	1.5%	1,183	1.3%
Add: impairment and abandonment charges	173	0.1%	309	—%
Adjusted gross margin(1)	$36,277	19.0%	$22,898	24.7%
Consolidated gross margin percentage	17.4%		23.1%
Consolidated adjusted gross margin percentage(1)	19.0%		24.7%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$155,417	100.0%	$72,511	100.0%
Cost of home sales	129,577	83.4%	57,500	79.3%
Homebuilding gross margin	25,840	16.6%	15,011	20.7%
Add: interest in cost of home sales	2,789	1.8%	1,174	1.6%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$28,629	18.4%	$16,185	22.3%
Homebuilding gross margin percentage	16.6%		20.7%
Adjusted homebuilding gross margin percentage(1)	18.4%		22.3%

Land Development Adjusted Gross Margin
Land development revenue	$32,513	100.0%	$20,215	100.0%
Cost of land development	25,466	78.3%	13,820	68.4%
Land development gross margin	7,047	21.7%	6,395	31.6%
Add: interest in cost of land development	3	—%	9	—%
Add: impairment and abandonment charges	173	0.5%	309	1.6%
Adjusted land development gross margin(1)	$7,223	22.2%	$6,713	33.2%
Land development gross margin percentage	21.7%		31.6%
Adjusted land development gross margin percentage(1)	22.2%		33.2%

Other Revenue Gross and Adjusted Margin
Revenue	$3,253	100.0%	—	—
Cost of revenue	2,828	86.9%	—	—
Other revenue gross and adjusted margin	$425	13.06%	—	—
Other revenue gross and adjusted margin percentage	13.06%		—

* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance.

We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

(B) Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At December 31,
	2014	2013
Debt	$135,451	$30,950
Stockholders’ and member's equity	211,267	217,716
Total capital	$346,718	$248,666
Ratio of debt-to-capital	39.1%	12.4%
Debt	$135,451	$30,950
Less: cash and cash equivalents	42,033	87,503
Net debt	93,418	—
Stockholders’ and member's equity	211,267	217,716
Total capital	$304,685	$217,716
Ratio of net debt-to-capital (1)	30.7%	—%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.

Source: UCP, Inc.

UCP, Inc.
Investor Relations:
408-207-9499 Ext. 476
Investorrelations@unioncommunityllc.com

or

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com